CONFORMED SUBMISSION TYPE:	10SB-12G
FILED AS OF DATE: October 14, 1999.
FILER:
COMPANY DATA:
		COMPANY CONFORMED NAME:			Piccard Medical Corporation
		CENTRAL INDEX KEY:			 1099341
		STANDARD INDUSTRIAL CLASSIFICATION:	 3865
		IRS NUMBER:			 41-1716477

FILING VALUES:
		FORM TYPE:		10SB-12G
		SEC ACT:
		SEC FILE NUMBER:
		FILM NUMBER:

BUSINESS ADDRESS:
		STREET 1:		120 2nd Street
		STREET 2:		PO Box 170
		CITY:			Weyerhaeuser
		STATE:			WI
		ZIP:			54895
		BUSINESS PHONE:		(715) 353-2720

	MAIL ADDRESS:	 same as above
		STREET 1:
		STREET 2:
		CITY:
		STATE:
		ZIP:



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10 - SB

GENERAL FORM FOR REGISTRATION OF SECURITIES OF
SMALL BUSINESS ISSUERS Under Section 12(b) or
(g) Of the Securities Exchange Act of 1934

Piccard Medical Corporation
- ------------------------------------------------------------------------------
--
(Name of Small Business Issuer in its charter)

          Delaware                                         41-1716477
- ---------------------------------        -------------------------------------




(State or other jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or organization)

120 2nd Street, PO Box 170, Weyerhaeuser, WI                       54895
- --------------------------------------------------              ---------
    (Address of principal executive offices)                    (Zip code)


Issuer's telephone number: (715) 353-2720

Securities to be registered under section 12(b) of the Act:

         Title of Each Class                   Name on each exchange on which
         to be so registered                     each class is to be registered

  ---------------------------------------     ----------------------------------
--


  ---------------------------------------     ----------------------------------
--


Securities to be registered under section 12(g) of the Act:
Common Stock, $.0000001 par value per share, 50,000,000 shares authorized, 18,205,600 issued and outstanding as of Dec. 31, 1999. Stock is currently being quoted OTC on the pink sheets.




Part I
 .............................................................................
Item one.  Description of Business...
Item 2.  Management's Discussion and Analysis or Plan of
Operation...
Item 3.  Description of Property...
Item 4.  Security Ownership of Management and Others and
Certain Security Holders...
Item 5.  Directors, Executives, Officers and Significant
Employees...
Item 6.  Executive Compensation...
Item 7.  Certain Relationships and Related Transactions...
Part II...
Item 1.  Legal Proceedings...
Item 2.  Market for Common Equity and Related Stockholder Matters...
Item 3.  Recent Sales of Unregistered Securities...
Item 4.  Description of Securities...
Item 5.  Indemnification of Directors and Officers...
Part F/S...
Item 1.  Financial Statements...
Item 2.  Changes in and Disagreements with Accountants on
Accounting and Financial Disclosure...
Part III...
Item 1.  Index to Exhibits...
Item 2.  Description of Exhibits...







Part I
Item 1.           Description of Business

A.	Business Development and Summary

         Piccard Medical Corporation, hereinafter referred to as the "Company," "Piccard", or "PMCZ" was organized by the filing of articles of incorporation with the Secretary of State of the State of Delaware on August 12, 1998 under the former name of the Company, "Spina Company Inc." The articles of the Company authorized the issuance of five hundred million (50,000,000) shares of Common Stock at a par value of $0.0000001 per share.
On October 26,1998 a Form D, pursuant to a rule 504 exemption, was filed with the Securities and Exchange Commission and 500,000 shares of common stock were sold. On June 21,1999 the Company authorized a four (4) for one (1) forward stock split. On July 20, 1999, the Company acquired one hundred percent (100%) of the common stock of Piccard Medical Corporation. The Company owns a 20% stake in 1192403 Ontario Inc. which has ownership in a building slated to be redeveloped into a retirement home. The building is approximately 46,000 square feet and is located in Woodstock Ont. Canada.


Piccard Medical Corporation is a manufacturing company engaged in the development, manufacture and sale of products for the long-term care (Skilled Nursing Home) and acute care (Hospital) markets. Piccard Medical Corporation specializes in therapeutic seating, positioning and transporting products, but is not limited to these markets. The window of opportunity is open, with the demand rising for quality seating and positioning products. Given the lack of product availability, PMC intends to capitalize on the therapeutic seating and mobility aids market. At this time we have seven models and many accessories to accommodate the various needs of residents. We currently have patents pending on a device that adapts standard wheelchairs to accommodate various positioning accessories. Many of our features, accessories and designs are unique to the industry and unavailable anywhere else.

B.	Business of Issuer

(1)	Principal Products and Services and Principal Markets

PMC's product in the health care industry would be described as geriatric chairs, which is used as a generic term in nursing homes to describe a broad range of chairs other than standard wheelchairs. PMC's chairs are designed to accommodate more specific needs such as proper positioning, posture control, comfort and increased mobility.
Some of the unique features, advantages and benefits are as follows:
1)	Seven Positions Tilt-In-Space - allows easy one-hand adjustments that help control slumping and sliding while providing pressure relief and comfort.
2)	Rocking mode allows the occupant the ability to rock therefore offering additional pressure relief and relaxation.
3)	Fiberglass Composite Springs - unlike gas and steel springs or even mechanical leverage systems, fiberglass composite springs never lose memory or wear out. They compensate for occupant's weight, making repositioning effortless. This will help reduce staff back injuries thus reducing workers compensation claims. The fiberglass spring system is maintenance free, requires no need to spend any time fixing, adjusting or replacing and that saves money.
4)	Leg Rest - independently adjustable, offers more positioning capabilities.
Heavy duty, non-scissors mechanism provides lower maintenance.
5)	Arm Rests - removable and reversible.  Arms allow for easier transfers, lower arm positioning and for positioning under the table to allow for eating and other table activities.
6)	Auto Footrest - automatically adjusts footrest to proper length.  Reduces time, lifting and back stress. It provides for an effortless way to help prevent foot drop. A locking mechanism is available if needed for fixed length. Currently no other manufacturer has a footrest that functions like this on the market.
7)	Wheels - semi-pneumatic wheels are designed with a short wheelbase that provides exceptional maneuverability and tracking indoors and outdoors.
8)	Adjustable Footrest - four-position footrest helps provide proper positioning and helps prevent foot drop. Most competitors' chairs have no foot support at all.

Although these are some of the standard features of the chairs, PMC also has many accessories to accommodate needs that are more specific.

9) Retirement Home - Piccard owns a 20% stake in a building slated for redevelopment into a retirement home, located in Woodstock Ont.



Business Plan

CURRENT POSITION
Piccard Medical Corporation is currently manufacturing and selling a line of specialized seating, positioning chairs and accessories to the health care industry. In the past four years, Piccard Medical Corporation has worked aggressively to achieve our current position. We have without a doubt the easiest operating and lowest maintenance chair on the market. Our customer satisfaction is excellent. We have a small base of Dealers/Reps and our marketing strategies are being refined. Our production and assembly are very well positioned and have the ability to triple with minimal increase to overhead. Our primary goal is to launch new product for the year 1999. The areas of planning that need to be executed immediately are as follows:
1.	Arrange the necessary financing to achieve our short and long term goals.
2.	Execute marketing plans, including field sales force and direct marketing efforts.
3.	Continued engineering to increase efficiency of manufacturing and extend product line.
Develop and Launch six new products.

(2)	Distribution an Marketing Methods of the Products or Services

Marketing will be achieved through the methods listed:
Direct Mailings (Monthly)
Recruit New Representatives and Distributors
Sales and Product Training for Representatives and Distributors
Sign New Contacts with Nursing Home Chains
Develop Corporate National Accounts Programs
Acquire VA Contract
Trade Shows (Local and National)
Trade Publications
Audiovisual Presentation





(3)	Industry Background

Total U.S. health care market revenues in 1995 were over one trillion dollars. PMC is focusing on the therapeutic seating, positioning and mobility aids market, which has revenues of over $1.5 billion dollars. Our focus has been on long-term care geriatric seating and positioning, with an equipment market of $150 million dollars in annual revenues. With the additional product lines we intend to bring to the market, we can pursue the entire $1.5 billion-dollar market. The market trend has been changing toward chairs with more seating and positioning capabilities. With the baby boomers beginning to reach the nursing homes, we believe the geriatric market will begin to experience much higher growth rates in the near future: as much as 7% per year.
 .

(5)	Raw Materials and Suppliers
Piccard Medical uses readily available materials such as steel and cloth, leather etc., and manufactures everything itself thereby reducing the risk of raw material supply problems. There is however always the possibility that raw materials might drive costs to a prohibitive level. Management does not foresee any problems with this.
(6)	Customers


Piccard Medical Corporation already has a contract with two nursing home chains Vencor Corporation and Central Arkansas Nursing Homes. We acquired a contract in 1997 from Direct Supply Inc. Direct Supply is one of the largest suppliers of long-term care medical products in the nation. Last year Direct Supply sold over $92,000 and expects to increase by at least 20% for 1998. We currently are in process of acquiring more contracts with several other nursing home chains and are pursuing a VA contract. The VA is the largest purchaser of medical products in the nation.


   (7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements, or Labor Contracts

Piccard Medical Supply currently has one patent in place and is creating another.
The patent in place is one relating to the wheelchair support and attachment system.



(8)	Regulation

The Company is subject to certain federal and state laws and regulations that are applicable to the Health Care Industry, Legislative and regulatory proposals under consideration by federal, state, local governmental organizations concern various aspects of the Industry, including, but not limited to, privacy, taxation, accessibility, liability for third-party activities and jurisdiction. Such government regulation may place the Company's activities under increased regulation, increase the Company's cost of doing business, decrease the growth the Company's business and resultants of operations and financial condition.

Taxation
There are currently no additional requirements other than normal business taxation and management does not anticipate a change in taxation.



(10)	Research and Development Activities

1.	PMC is not actively pursuing other markets at this time, but intends to pursue other markets within the long-term care, acute care and home care markets.
Some of products we intend to pursue are as follows:
a)	Combination tilt and recliner chair: This chair would have greater versatility and allow positioning the feet above the heart.  It would help in the treatment and prevention of edema. In addition to edema the chair would be beneficial for many other needs or preferences.
b)	SafeGuard: A chair designed specifically for people with neurological disorders.
The chair needs to be very stable, completely padded and able to withstand tremendous abuse. No one currently makes a chair even remotely close to suit the needs of these residents.
c)	Auto Rocker: This chair would be designed mostly to reduce the chance of residents developing pressure ulcers, but also for passive rocking. Pressure ulcers are caused by long periods of constant pressure, usually due to sitting in a chair or lying in bed with very little activity day after day. This is a major issue in nursing homes. The chair would automatically rock up and down with variable speed. By constantly changing the pressure points and increasing blood circulation, it reduces the chance of developing pressure ulcers and reducing staff labor. There is nothing like this on the market and we believe it would be a great success.
d)	Kinetic Therapy Chair: This chair would be designed to aid it the healing process of stage 3 and 4 skin ulcers or pressure ulcers. This chair will automatically tilt side to side at 30 degrees and will be upholstered with special cushions to reduce skin pressures. Although mattress overlay products are currently used and work, they are also very expensive and restrict patients to bed. At this time, no one has a mobile device to aid in the treatment of skin ulcers. This chair can offer the patient and caregiver new options never before available.
e)	Collapsible Recliner: There has always been a problem with available room in nursing homes and hospitals. Currently no one makes a collapsible recliner of any kind other than a standard wheelchair. The collapsible recliner would offer many advantages, 1) The design would be very cost effective and provide competitive pricing.
2)	It would provide better positioning capabilities then most recliners.
3)	It also can offer more independence for residents, since they would be able to recline themselves if they wanted.
4)	Shipping cost would be greatly reduced.
5)	When the chair is not in use, it can be easily stored away.
The collapsible recliner would truly revolutionize the recliner segment of the market.
f)	Transport chairs for hospitals: There is some sale potential for these type of chairs that no one currently manufactures. For example no one makes a transport chair for obese people that weigh 500 to 750 pounds plus. We have made a few of these chairs in the past per request. We believe that are admittance/discharge chair that could transport patients, mother and baby, flowers, suite case, etc with the use of only one employee has potential.

These are some of the innovational products we will add to our product lines, there are many other related products that can be added to expand the market.
(11)	Impact of Environmental Laws

The Company is not aware of any federal, state or local environmental laws which would effect its operations.
(12)	Employees

The Company presently has eight (8) full time employees and no part time employee. The Company's employees are currently not represented by a collective bargaining agreement, and the Company believes that its relations with its employees are good.
    Item 2.    Management's Discussion and Analysis or Plan of Operation

A.	Management's Plan of Operation

The timetable for attaining Piccard Medical Corporation's present goals are:
1.	Obtain financing to allow us to pursue our plans by January 1999. Most of the financing needed by the company has been acquired through private and shareholder loans. Further financing will be needed to continue the growth of the company. It is hoped that secondary financing can be obtained to take Piccard Medical Corporation to the next level of success. There are currently no plans for this financing but it will be important for the growth of the Company and is a significant risk should financing not be successfully completed.
2.	Execute marketing plans immediately. Marketing plans have been successfully launched and the company is currently growing at an expected rate.
3.	Obtain profitability by December of 1999.


The Company has already incurred its research and development costs for its current products, and the Company does not expect to incur any significant research and development expenses through December 31, 1999.
4.	The Company currently does not expect to purchase or sell any of its facilities or equipment.
5.	Management anticipates that it will hire and add full time employees over the next twelve- (12) months.

B.	Segment Data

As of Oct. of 1999, the Company has experienced sales averaging thirty-five thousand dollars monthly, selling an average of 35-40 chairs monthly. The Company expects to increase its sales from 40 per month to 360 monthly by next year. The Company's break even point is expected to be at 70 chair per month.


   Item 3.           Description of Property

A. Description of Property

The Company's corporate headquarters are located at 120 2nd Street P.O. Box 170,Weyerhaeuser, WI, 54895. These facilities consist of approximately 12,000 square feet of standard office and Warehouse space. The Company has no additional facilities, and there are currently no proposed programs for the renovation, improvement or development of the properties or facilities utilized by the Company.

 B.	Investment Policies

Management of the Company does not currently have policies regarding the acquisition or sale of assets primarily for possible capital gain or primarily for income. The Company does presently hold an investment or interests in real estate. The property is located in Woodstock Ont. Canada and is slated for redevelopment into a retirement home.The Company does not have any investments in real estate mortgages or securities of interests in people' primarily engaged in real estate activities.
    Item 4.  Security Ownership of Management and Certain Security Holders

     A.       Security Ownership of Management and Certain Beneficial Owners

            The following table sets forth information as of the date of this Registration Statement certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (I) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.( as of July 20, 1999.)



Type of       Name          	Title or Position           Amount of 	    % of
Shares                                                   Shares     	   total



Common     David Espeseth     Chairman,President,Director        0    		 0%

Common     Larry James        Secretary,Treasurer,Director       0    		 0%

Common     Mike McKeever      Director                           0    		 0%

Common     Philip Weiler      Director                   7,102,800      78%

Common     All Officers and Directors combined           7,102,800      78%

                     As of Dec. 31, 1999.

Common    David Espeseth     Chairman, Pres., Director   9,102,800      50%

Common    Larry Jones       Sec. Treasurer, Director             0       0%

Common    Mike McKeever      Director                            0       0%

Common    Philip Weiler      Director                    7,102,800      39%

Common  All Officers and Directors combined             16,205,600      89%



There are no other shareholders other than those mentioned that have ownership of 5% or more of the Company.

  B.       Persons Sharing Ownership of Control of Shares

          There are no shareholders sharing ownership of control shares.


C.	Non-voting Securities and Principal Holders Thereof

The Company has not issued any non-voting securities.
D.	Options, Warrants and Rights

There are no options, warrants or rights to purchase securities of the Company as of the date of this filing.
E.	Parents of the Issuer

Under the definition of parent, as including any person or business entity who controls substantially all
(more than 80%) of the issuers of common stock, the Company has no parent.




   Item 5.           Directors, Executive Officers and Significant Employees

    A.       Directors, Executive Officers and Significant Employees

The names, ages and positions of the Company's directors and executive officers are as follows:
      Name             		Age                        Position
     - -------------------       -----------------------------------------------

   David Espeseth       	 38       	President,CEO,Chairman of the Board

   Larry James          	 48      	 Treasurer,Secretary and Director

   Mike McKeever        	 50       	Director

   Philip Weiler         	 49       	Director

  B.       Work Experience

David Espeseth, Age 38, (President and CEO) has worked in the health care industry for eleven years and has eight years experience in machining and design engineering. He has worked as a dealer and a manufacturer's representative in sales and marketing. David's broad range of experience provides valuable knowledge in all aspects of the company.
Mike McKeever, Age 50, (In charge of Manufacturing and Engineering). Mike has extensive experience in new product design and development, product manufacturing, customer and employee relations and product sales. He also has nine years experience working for our closest competitor, and was responsible for managing all their manufacturing and engineering activities. Mike's experience and direct knowledge of the business make him a valuable asset to the management team.
Larry James, Age 48 (In charge of Corporate Development and National Accounts). Larry has 26 years experience in the healthcare industry. He has extensive experience in Sales Management, Promotional Activities, and National
Account Contracts. In addition, he demonstrated supervision and training of sales force including Representation,
Dealers and development of customer service and telemarketing departments. Larry's experience and contacts nation wide makes him the key to a successful marketing campaign.

Philip Weiler, Age 49(Director) was the original President of the Company. Mr. Weiler has 25 years experience in sales outside the current business of the Company. Mr. Weiler has little involvement in the operation of the business.
C.	Family Relationships

None - Not Applicable.
D.	Involvement on Certain Material Legal Proceedings  During the Last Five
Years

(1) No current or pending litigation, and no claims or counterclaims involving the Company as a plaintiff or defendant exists.

(2) No director, officer, significant employee or consultant has been convicted in a criminal proceeding,

       exclusive of traffic violations.

(3) No director, officer, significant employee or consultant has been permanently or temporarily enjoined,

  barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

(4) No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Item 6.           Executive Compensation
      Remuneration of Directors and Executive Officers

The Company currently has unwritten employment agreements with its executive officers and expects to sign employment agreements with each in the next approximately six (6) months. All executive officers of the
Company currently draw a salary of $40,000 from the Company except Mr. Weiler who receives no remuneration whatsoever. Over the next twelve months, each executive officer is expected to draw the following annual compensation. The Company does not currently have a stock option plan, but is considering the implementation of one based on the productivity and success of the Company.

 (1) Name of Individual              Capacities in Which           Annual
      or Identity of Group         Remuneration was Recorded     Compensation
      --------------------         -------------------------     ------------
      David Espeseth                      President and CEO        	$40,000

      Larry James                         Secretary,Treasurer      	$40,000

      Mike Mckeever                                                	$40,000

 (2)   Compensation of Directors
         There were no arrangements pursuant to which any director of the Company was compensated for the period from October of 1998 to October of 1999 for any service provided as a Director.In addition, no such arrangement is contemplated for the foreseeable future as the Company's only Directors (with the exception of Mr. Weiler) are its current executive officers who are drawing a salary for the management of the Company.





Item 7.           Certain Relationships and Related Transactions
Piccard Medical Corporation is a 1998 incorporated company and has conducted limited business transactions to date. Prior to this Registration Statement, the Company has relied primarily upon officers, founders and initial shareholders of the Company as its research and Development source of capital and liquidity. Prior to its merger with Spina Company Inc., PMCZ experienced sales of over 2,000 chairs since April of 1992. Revenues are currently annualized at $500,000.
Because of the developmental stage of the Company, there are little relationships to speak of. The acquisition by Spina Company Inc. of Piccard Medical Corporation took place on July 20, 1999.
On August 31, 1999, the Company changed its name from Spina Company Inc.
to Piccard Medical Corporation. On July 20, 1999, A new President and Board were elected. The merger between the Companies was done at arm's length. Although no formal arrangements have been finalized, eventually, Mr. Espeseth, through stock options based on performance will acquire restricted stock and may become a majority owner of the stock in PMCZ.






Part II
Item 1.           Legal Proceedings

  The Company is not currently involved in any legal proceedings nor does it have knowledge of any threatened litigation.

  Item 2.  Market for Common Equity and Related Stockholder Matters

           A.	Market Information

(1)	The Common Stock of the Company is currently traded on the "Pink Sheets".
Being a start-up company, there is no fiscal history to disclose.

      (2)(i) There is currently no Common Stock, which is subject to options or warrants to purchase, or securities convertible into, the Company's common stock.


(ii) There is currently the common stock of the Company belonging to Weiler which could be sold Under Rule 144 under the Securities Act of 1933 as amended. This is a significant amount of stock. (7,102,800 shares).
As of Dec. 31,1999 Mr. Weiler has not sold any stock, nor has it been registered for sale, nor has the registrant approved such sale of securities owned by Mr. Weiler.

(iii) There is currently no common equity that is being or is proposed to be publicly offered by the registrant, the offering of which could have a material effect on the market price of the issuer's common equity.




B.	Stock holders

As of December of 1999, the Company had 127 stockholders of record.
C.	Dividend Policy

The Company has not paid any dividends to date. In addition, it does not anticipate paying dividends in the immediate foreseeable future. The board of directors of the Company will review its dividend policy from time to time to determine the desirability and feasibility of paying dividends after giving consideration to the Company's earnings, financial condition, capital requirements and such other factors as the board may deem relevant.
D.	Reports to Shareholders

The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, the Company will be required to comply with periodic reporting, proxy solicitation and certain other requirements by the Securities Exchange Act of 1934.




E.	Transfer Agent and Registrar

The Transfer Agent for the shares of common voting stock of the Company is Interwest Transfer Agency P.O. Box 17136 Salt Lake City, Utah 84117
Item 3.           Recent Sale of Unregistered Securities
On October 28, 1999, the Company completed a public offering of shares of common stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, whereby it sold 500,000 shares of the Common Stock of the Company to 38 unaffiliated shareholders of record. The Company filed an original Form D with the Securities and Exchange Commission on or about October 28,1999.As of October 1, 1999, the Company has 9,102,800 shares of common stock issued and outstanding held by 67 shareholders of record. In December of 1999, the Company issued 9,102,800 shares of restricted stock to David Espeseth, the Company's President. The Company then had eighteen million two hundred and five thousand six hundred shares outstanding. ( 18,205,600 ). This is the total outstanding shares in the Company as at Dec. 31, 1999.
   Item 4.           Description of Securities

A.	Common Stock

(1)	Description of Rights and Liabilities of Common Stockholders

i.	Dividend Rights - The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors of the Company may from time to time determine.
ii.	Voting Rights - Each holder of the Company's common stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is noncumulative which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.
iii.	Liquidation Rights - Upon liquidation, the holders of the common stock are entitled to receive pro rata all of the assets of the Company available for distribution to such holders.
iv.	Preemptive Rights - Holders of common stock are not entitled to preemptive rights.
v.	Conversion Rights - No shares of common stock are currently subject to outstanding options, warrants, or other convertible securities.
vi.	Redemption rights - no redemption rights exist for shares of common stock.
vii.	Sinking Fund Provisions - No sinking fund provisions exist.
viii.	Further Liability for Calls - No shares of common stock are subject to further call or assessment by the issuer. The Company has not issued stock options as of the date of this Registration Statement.

(2)	Potential  Liabilities  of  Common  Stockholders  to  State  and  Local
Authorities
No material potential liabilities are anticipated to be imposed on stockholders under state statues. Certain Delaware regulations, however, require regulation of beneficial owners of more than 5% of the voting securities. Stockholders that fall into this category, therefore, may be subject to fines in circumstances where non-compliance with these regulations are established.
B.	Debt Securities

The  Company  is not  registering  any  debt  securities,  nor  are there any outstanding.
C.	Other Securities To Be Registered

The Company is not registering any security other than its common stock.

Item 5.           Indemnification of Directors and Officers
The Articles of the Company provide for indemnification of its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.
The Articles of the Company further states that the Company shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Delaware law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, the Company has yet to purchase any such insurance and has no plans to do so. The Articles of Incorporation of the Company states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.The Articles of Incorporation of the Company further states that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Delaware from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 1.  Financial Statements
The following documents are filed as part of this report:
a)	Piccard Medical Corporation

Report of Thomson Fisher and Bossy
F-1
Financial Statements as of June 30 , 1999
Audited Balance Sheet
Audited Statement of Stockholder's Equity as of June 30,1999.
Audited Statements of Accumulated Deficit
Audited Statement of loss and Changes in Financial Position
Notes to Financial Statements
Report of Stewart H. Benjamin C.P.A.
Financial Statements for 2 years of Operation of Piccard Medical Corp. Audited Balance sheet- 2 years
Audited Statements of Stockholder Equity- 2 years
Audited Statements of Accumulated Deficit- 2 years
Audited Statements of Loss and Changes in Financial Position- 2 years Notes to Financial Statements

b)	Interim Financial  Statements are not provided at this time as they are not applicable at this time
c)	Financial Statements of Businesses Acquired or to be acquired are provided at this time.
d)	Pro-forma  Financial  Information is not provided at this time as it is not applicable at this time.

PICCARD MEDICAL CORPORATION


    SPINA COMPANY INC
              (Incorporated under the laws of the State of Delaware)

                               FINANCIAL STATEMENTS

                                    JUNE 30, 1999


Thomson, Fisher & Bossy
Chartered Accountants

John M. Thomson CA.                   333 Dufterin Avenue
                                      London, Ontario NSB 1Z3
                                      (519)679-2080 Fax (519)439-4714

Stan J. Fisher, CA.                   52 Ridout Street, West
                                      Tillsonburg, Ontario N4G 2E3
                                      (519)842-4263 Fax (519)842-5241

Michael R. Bossy, CA.                 47 Perry Street
                                      Woodstock, Ontario N4S 3C4
                                      (519)537-237l Fax (519)539-9962

R. Brock MacAlpine, C.A.              197 Main Street
                                      Parkhill, Ontado NOM 2K0
                                      (519)294-0340

Rick E. Hamilton, CA.                 5 Albert Street
                                      Langton, Ontario NOE 1G0
                                      (519)875-1111









                            INDEPENDENT AUDITORES REPORT
            To the Board of Directors and Stockholders of Spins Company Inc.:


We have audited the balance sheet of Spine Company Inc. as at June 30,1999 and the statements of loss and accumulated deficit and shareholders' equity and statement of changes in financial position for the 244 day period then ended. (note 1) These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtained reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.In our opinion, theses financial statements present fairly, in all material respects, the financial position of Spina Company
Inc. as at June 30,1999 and the results of its operations for the 244 day period then ended in accordance with generally accepted accounting principles.



Woodstock, Canada				Thomson, Fisher & Bossy
March 3,2000                          Chartered Accountants


 STATEMENT 1

                           SPINA COMPANY INC.
         (Incorporated under the laws of the State of Delaware)

                             BALANCE SHEET

                              JUNE 30,1999
              (with comparative amounts for October29, 1998)
                                (note 2)


                                                   1999       1998
          ASSETS
          Current:                                $  -      $ 5,000
          Bank

          Investment in 1192403 Ontario Inc.
          (note 3)                                17.757     17,757

          lncorporation costs at cost              1,835      1,900
          less accumulated amortization 1.900     $19.592    $24.657


          LIABILITIES AND SHAREHOLDERS' EQUITY

          Current:
          Accounts payable and accrued charges     $3.508    $2.558

          Shareholder's equity:
          Share capital -
           Authorized:
            50,000,000 common shares with a par
          value of $0.0000001 Issued and
          outstanding: 2,275,700 common shares
            Additional paid in capital             22,757     22,757
          Accumulated deficit (statement 2)        (6,673)      (658)
                                                   16,084     22,099
                                                  $19.592    $24,657


 (The accomnanvina notes are an integral nart of these financial statement)


                                                        STATEMENT 2

                                  SPINA COMPANY INC.
                      STATENIENT OF ACCUMULATED DEFICIT AND
                               SHAREHOLDERS' EQUITY

                     FOR THE 244 DAY PERIOD ENDED JUNE 30,1999
           (with comparative amounts for 78 day period ended October
                                     29,1998)
                                     (note 2)

                                    1999

                              Common Stock     Accumulated    Shareholeders'
                           Shares    Amount	Deficit         Equity


Balance, beginning of    2,275,700  $ 22,757    $ (658)       $ 22,099
the period

Common stock issued          -         -            -              -

Net loss for the
period (statement 3)         -         -         (6,015)       (6,015)

Balance (deficit),
end of the period        2,275,700  $ 22,757    $ (6,673)     $ 16,084




                                    1998

                              Common Stock     Accumulated    Shareholeders'
                           Shares    Amount	Deficit         Equity

Balance, beginning
of the period                 -      $  -       $   -          $     -

Common stock issued      2,275,700    22,757        -            22,747

Net loss for the
period (statement 3)          -         -         (658)           (658)

Balance (deficit),
end of the period        2,275,700   $22,757    $ (658)        $ 22,099



(The accomnanvina notes are an integral part of these financial statements)


                                                       STATEMENT 3


                                  SPINA COMPANY INC.

                                  STATEMENT OF LOSS

                     FOR THE 244 DAY PERIOD ENDED JUNE 30,1999
          (with comparative amounts for the 78 day period ended October
                                     29, 1998)
                                      (note 2)


                                                   1999           1998

          Expenses:
           Accounting                             $ 750           $ 658
           Amortization                              65             -
           Consulting                             2,000             -
           Rent                                   3,200             -

                                                  6,015             658

          Net loss for the period              $ (6,015)          $ (658)

          Loss per share                       $ (0.0026)         $ (0.0003)

          Weighted average shares outstanding    2,275,700         2,275,700


(The accomoanvina notes are an integral Dart of these financial statement)



                                                         STATEMENT 4


                                SPINA COMPANY INC.

                 STATEMENT OF CHANGES IN FINANCIAL POSITION

                  FOR THE 244 DAY PERIOD ENDED JUNE 30,1999
        (with comparative amounts for the 78 day period ended October
                                    29,1998)
                                    (note 2)


                                                1999            1998


Operating activities:
Net loss for the year (statement 3)          $(6,015)         $(658)
Depreciation and amortization                     65            -

Add back (deduct) net changes to
non-cash working capital balances -
    Accounts payable and accrued charges        950           2,558
     Cash provided by (utilized in)
     operating activities                    (5,000)          1,900

Financing activities
    Issuance of common shares                   -            22,757
      Cash provided by financing
      activities                                -            22,757

Investing activities:
    Investment in 1192403 Ontario Inc.          -            (17,757)
    Incorporation costs                         -             (1,900)
      Cash utlized in investing activities      -            (19,657)

Increase (decrease) In cash                   (5,000)          5,000

Cash, beginning of year                        5,000              -

Cash, end of year                               -             $5,000



(The accomDanvina notes are an integral part of these financial statements)


                             SPINA COMPANY INC.
                     NOTES TO THE FINANCIAL STATEMENTS

                              JUNE 30,1999


1. ORGANIZATION AND ACCOUNTING POLICIES

   INCORPORATION

   Spina Company Inc. was incorporated August 12, 1998 in the state of Delaware the company was inactive until October 26, 1998. Effective October 26, 1998, a share offering was accepted issuing 500,000 shares to various shareholders.

   USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and reported amounts of revenues and expenses. Actual results could differ from those estimates.

   CASH AND CASH EQUIVALENTS

   The company considers all investments with a maturity of three months or less to be cash equivalents.

   EARNINGS PER SHARE

   Earnings per share is provided in accordance with Accounting Principles Board Opinion No.15 (APB No. 15), "Earnings Per Share". Due to the Company's simple capital structure, only one earnings per share calculation is presented. Earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period.


   2. CURRENCY

   These financial statements are presented in American dollars.


   3- INVESTMENT IN 1192403 ONTARIO INC.

   During the period, the company acquired 20% of the outstanding shares of 1192403 Ontario Inc. which carries on a commercial real estate rental business. The remaining 80% of the shares are closely held an accordingly, Spina Company Inc. can not control the operaUons of 1192403 Ontario Inc. The investment is being accounted for utilizing the cost method.


        PICCARD MEDICAL CORPORATION

                        FINANCIAL STATEMENTS

               YEARS ENDED DECEMBER 31, 1999 AND 1998
                         TABLE OF CONTENTS


                                                             Page No.

AUDITOR'S REPORT 							                                   	  1

FINANCIAL STATEMENTS

     Balance sheets					                                  		  2

     Statements of Operations  			                        		  3

     Statements of Changes in Stockholders' Deficit           4

     Statements of Cash Flows                                 5

     Notes to Financial Statements                            6




                          STEWART H. BENJAMIN
                    CERTIFIED PUBLIC ACCOUNTANT, P.C.
                         27 SHELTER HILL ROAD
                          PLAINVIEW, NY 11803

                        TELEPHONE: (516) 933-9781
                        FACSIMILE: (516) 827-1203


                      INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Piccard Medical Corporation
Weyerhaeuser, Wisconsin

I have audited the accompanying balance sheets of Piccard Medical Corporation (a Delaware corporation) as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.
My responsibility is to express an opinion on these financial statements based on my audits

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates Inade by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred. to above present fairly, in all material respects, the financial position of Piccard Medical Corporation as of December 31,1999 and 1998, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


Stewart H. Benjamin
Certified Public Accountant, P.C.

Flainview, New York

March22, 2000



                    PICCARD MEDTCAL CORPORATION
                             Balance Sheets

                                           December 31,    December 31,
                                               1999            1998


Cutrent assets:
 Cash                                        $ 371          $ 6,871
 Accounts receivable                         54,847          32,323
 Inventory Q'Jote I)                        124,895          77,195
 Investment in foreign company (Note 5)      17,757          17,757
 Interest receivable                         17,011           9,095
 Prepaid insurance                            5,393           2,085

Total current asscts                        220,274         145,326

Property and equipment, net (Notes 1 & 3)   109,331         117,108

Other assets:
 Due from officer/stockholder (Note 8)      136,432          98,000
 Deferred income taxes Q'Iotes 1 & 4)        45,072            -

Total other assets                          181,504          98,000

                                          $ 511,109       $ 360,434


                    LIABlILITIES AND STOCKHOLDERS' DEFECIT



Current liabilities:
 Current maturities;
  Notes payable                           $ 46,961        $ 48,872
  Obligations under capital lease           17,730          16,219
 Notes payable - other (Eote 8)            384,900         153,900
 Accounts payable                          156,418         131,585
 Payroll taxes payable                      57,373          16,329
 Accrued interest payable                   32,274          16,117

Total current liabilities                  695,656         383,022

LonE-term liabilitics:
 Notes payable (Note 6)                    126,533         109,189
 Obligations under capital lease Eote 7)    48,178          65,908

Total long-term liabilities                174,711         175,097

Stockholders' defleit;
 Common stock, $.00000l par value,
  authorized - 50,000,000 shares,
  issued and outstanding- 18,205,600
  shares at December31, 1999
  and 2,275,700 shares at December 31,
  1998                                          18               2
 Additional paid-in capital                849,367         840,280
 Accumulated deficit                    (1,208,643)     (1,037,967)

Total stockholders' deficit               (359,258)       (197,685)

                                         $ 511,109       $ 360,434


The accompanying notes are an integral part of the financial statements.



                       PICCARD MEDICAL CORPORATION
                         Statements of Operations



                                               Year         Year
                                              Ended        Ended
                                           December 31,   December 31,
                                               1999           1998




Sales                                     $ 452,736       $ 450,050

Cost of goods sold                          199,733         260,218

Gross profit                                253,003         189,832

Selling and administrative expenses         439,614         264,917

Loss from operations                       (186,611)        (75,085)

Other income (expense):
 Gain (loss) on disposal of fixed
 assets                                       1,356          (1,885)
 Interest income                              7,928           5,880
 Interest expense                           (38,421)        (33,732)

Total other income (expense)                (29,137)        (29,737)

Loss before income tax benefit             (215,748)       (104,822)

Income tax benefit                          (45,072)           -

Net loss                                  $(170,676)      $(104,822)

Net loss per common share                 $    (.02)      $    (.05)

Weighted average common shares
outstanding                                9,501,827       2,275,700



The accompanying notes are an integral part of the financial statements



                      PICCARD MEDICAL CORPORATION
                Statements of Changes in Stockholders' Deficit
             For the Period December31, 1997 to December 31, 1999


                                Common Stock   Additional   Accumulated
                                                Paid-in
                              Shares   Amount   Capital       Deficit

Balances, December 31,
1997                           5,000 $ 5,000   $ 817,525     (933,145)

 Merger adjustment         2,270,700     -        17,757         -

 Change par value from
 $1 to $.000001                  -    (4,998)      4,998         -

 *Net loss                                                   (104,822)


Balances, December31,
1998                       2,275,700       2     840,280    (1,037,967)

 Forward split of 4 to 1   6,827,100       7          (7)         -

 Common stock issued for
 services, valued at
 $.001 per share           9,102,800       9       9,094          -
 Net loss                                                     (170,676)

Balances, December 31,
1999                      18,205,600    $ 18   $ 849,367   $(1,208,643)


The accompanying notes are an integral part of the financial statements



                       PICCARD MEDICAL CORPORATION
                        Statements of Cash Flows

                                                Year           Year
                                               Ended          Ended
                                            December 31,   December 31,
                                                1999           1998

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                   $ (170,676)      (104,822)
 Adjustments to reconcile net loss to net
   cash used in operating activities
   Depreciation                                 42,674         32,942
   Deferred income taxes                       (45,072)           -
   Common stock issued for services              9,103
   Changes in assets and liabilities
    (Increase) decrease in accounts receivabic (22,524)         7,551
    Increase in inventory                      (47,700)        (1,115)
    Increase in interest receivable             (7,916)        (5,880)
    (Increase) decrease in prepaid insurance    (3,308)           494
    Increase in accounts payable                24,833         41,754
    Increase in payroll taxes payable           41,044         13,604
    Increase in accrued interest payable        16,157         10,617

   NET CASH USED IN OPERATING ACTIVITIES      (163,385)        (4,855)

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of property and equipment           (38,040)      (100,487)
 Proceeds from sale of property and equipment    3,144          3,385
 Loans to officer/stockholder                  (38,432)       (44,420)

   NET CASH USED IN INVESTING ACTIVITIES       (73,328)      (141,522)

CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from capital tease obligations           -           92,141
 Principal payments on capital lease
 obligations                                   (16,219)       (10,014)
 Proceeds from longEterm debt                   66,129            -
 P?incipal payments on long-term debt          (50,697)       (28,882)
 Proceeds from shontAerm debt                  256,000         98,900
 Principal payments on short-term debt         (25,000)           -

   NET CASH PROVIDED BY FINANCING ACTIVITIES   230,213        352,145

NET INCREASE (DECREASE) IN CASH                 (6,500)         5,768

CASH - BEGINNING OF YEAR                         6,871          1,103

CASH - END OF YEAR                               $ 371        $ 6,871


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the years for:
   Interest                                   $ 12,264       $ 23,115
   Income taxes                               $    -         $    -


The accompanying notes are an integral part of the financial statements


                  PICCARD MEDICAL CORPORATION
                 Notes to Financial Statements


Note 1 - Summary of Significant Accounting Policies

Description of Business

The financial statements presented are those of Piccard Medical Corporation (the "Company"). The Company was incorporated under the laws of the State of Delaware on August 12, 1998 under the name of Spina Company Inc. ("Spina"). The Company entered into a reverse merger transaction with Piccard Medical Corporation ("Piccard") on July 20, 1999, as hirther explained in Note 2. Piccard was incorporated under the laws of the state of Minnesota on February 12, 1992. On August 31, 1999, the Company changed its name from Spina Company Inc. to Piccard Medical Corporation. The Company is engaged in the development, manufacture and sale of wheelchairs and therapeutic seating, positioning and transporting products for the longterm care and acute care markets.

Use of Estimates in the Prenaration of Financial Statements

The preparation of financial statements in conformity with generally accepted. accounting principles requires management to make estimates and assumptions that affect the reporting aniounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair value of the Company's receivables due from an officer/stockholder is not practicable to estimate due to the related party nature of the underlying transactions and the indefinite payment terms.

Inventory

Inventory is stated at the lower of cost or market, with cost determined on a first-in, first-ont basis and market based on the lower of replacement cost or realizable value.

Pronerty and epuipment and denreciation

Property and. equipment are stated at cost. Depreciation for both financial reporting and income tax purposes is computed using combinations of the straight line and accelerated methods over the estimated lives of the respective assets. Maintenance and repairs are charged to expense when incuned. when property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.



                  PICCARD MEDICAL CORPORATION
                 Notes to Financial Statements


Income Taxes

Pursuant to the reverse merger discussed. in Note 2, the Company became a taxable entity effective January 1, 1999. Previonsly, its earnings and losses were included in the personal tax returns of the stockholders, and the Company did not record an income tax provision. Effective with the change, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred tax benefits related to differences between the basis of property and equipment for financial and income tax reporting and to net operating loss carryforwards. The deferred takes represent the future tax return consequences of those differences; which will be taxable when the assets are recovered.

Net Loss Per Coinnion Share

Net loss per common share is computed by dividing the net loss by the weighted average shares outstanding during the period.

Note 2 - Business Combination and Basis of Presentation

On July 20, 1999, the Company completed a reverse merger transaction with Piccard Medical Corporation ("Piccard"), a Minnesota corporation by exchanging 2,275,700 shares of its common stock and its sole asset, an investrnent in a foreign corporation for all of the common stock of Piccard. Piccard merged its business operations into the Company (formerly known as Spina), which subsequently changed its name to Piccard Medical Corporation and became the snrviving company. Prior to the merger, Spina Company Inc. held an investment in a Canadian rental real estate company and Piccard Medical Corporation was engaged. in the manufactnte and sale of wheelchairs from its Weyerhaenser, Wisconsin location.

The merger with Piccard constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No.16. Accordingly, all assets, liabilities, and stockholders' equity were combined and recorded at historical cost. Prior to the merger, the Company's fiscal year ended on June 30. In recording the business combination, the Company's prior period financial statements have been restated to a year ended December 31, to confoirn with Piccard's fiscal year-end.

There were no transactions between the Company and Piccard prior to the combination, and immaterial adjustments were recorded to conform with Piccard's accounting policies.

As shown in the financial statements, as of December 31, 1999, the Company has incurred an accumulated deficit of $1,208,643 and has $371 in cash.
The Company's continued existence is dependent on its abflity to generate sufficient cash flow to meet its obligations on a timely basis. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has been exploring



                  PICCARD MEDICAL CORPORATION
                 Notes to Financial Statements


sources to obtain additional equity or debt financingE The Company anticipates flint the majority of its funding will be obtained through the sale of common stock, which will be accomplished once the Company's stock becomes listed on the OTC Bulletin Board.

Note 3- Property and Equipment

Property and equipment consisted of the following at December31, 1999 and 1998:

                                               1999        1998

    Machinery and equipment                 $161,617     159,749
    Furniture and office equipment            22,848      20,974
    Automobiles                               40,372      23,179
    Leasehold improvements                    15,562      15,562
                                             240,399     219,464
    Less accumulated depreciation            131,068     102,356

                                            $109,331    $117,108

Depreciation expense of $42,674 and $32,942 was charged to operations for the December31, 1999 and 1998.

Note 4 - Income Taxes

The income tax benefit at December31, 1999 consists of the following components

      Accumulated depreciation              $ 1,405
      Net operating loss carryforwards       43,667
                                            $45,072

The Company has incurred a net operating loss of $210,332 which may be available to offset future taxable income through December 31, 2019. No valuation allowance is provided. for the deferred tax assets because management believes that fliture taxable income will be sufficient to realize the assets.

Note 5- Investment in Foreign Company

Prior to the reverse merger, the Company acquired a 20% interest in the outstanding common stock of 1192403 Ontario Inc. from a former officer of the Company through the issuance of 1,775,700 shares of the Company's common stock, valued at $.01 per share 1192403 Ontario Inc. is a privately-held, Ontario, Canada corporation that is in the rental real estate business. The investment is carried at cost; as there is no readily available market for these shares The net equity in 1192304 Ontario Inc. of $88,785, is based on the book value of a commercial building and on an exchange rate of 1 U.S. dollar for 1.52 Canadian dollars, at the time the building was purchased. Book value approximates fair market value, which has not significantly fluctuated since the investment was acquired. The investment is classified as a cnrrent asset, since management has indicated its intentions to sell the investment in 2000.

Note 6 - Long-term Debt

                                                 1999         1998

9.75% note payable to Arnold Espeseth,
unsecured,payable at $2,957 per month
including interest, dueFebruary 5, 2002        $100,012     $115,787

7% note payable to Rusk County, unsecured,
payable at $495 per month including
interest, due March 15, 2002                     12,333       17,223

4.5% note payable to Rusk County, secured
by equipment, payable at $68 per month
including interest, due December 2001             1,505        2,240

9.9% note payable to bank, secured. by a
vehicle, payable at $466 per month including
interest, due November 5,1999                       -          4,885

9.5% note payable to bank, unsecured, payable
at $524 per month including interest, due
April 1999                                          -         17,926

Variable rate consolidated credit card debt
payaNe to Credit Counselors of America,
unsecured, payable at $787 per month including
interest, dueJuly 15, 2004                       33,036          -



                  PICCARD MEDICAL CORPORATION
                 Notes to Financial Statements


                                                    1999           1998



114% note payable to Chrysler Financial Corp.E
secured by a vehicle, payable at $615 per month
including interest, due August 2004                 26,608          -

                                                   173,494      158,061
Less: current maturities                            46,961       48,872

Long-term Debt                                    $126,533     $109,189

Long-term notes payable mature as follows:

   2000                                            $46,961
   2001                                             48,545
   2002                                             55,506
   2003                                             13,782
   2004                                              8,700

                                                  $173,494

Note 7 - Leases

The Company leases a building and various items of equipment. The building lease and postage equipment leases, both expiring during the next four years, are classified as operating leases. Other equipment lease, which is for five years expiring January2003, is classified as a capital lease,



Property and equipment include the following equipment amounts that have been capitalized:

Machinery and equipment                          $92,141
Less: accumulated amortization                    32,503
                                                 $59,633

Lease amortization is included in depreciation expense.


Future minimum lease payments, by year and in the aggregate, under the capital lease and non-cancelable operating leases with initial or remaining terms in excess of one year consisted of the following:



                  PICCARD MEDICAL CORPORATION
                 Notes to Ftnancial Statements


                                             Capital         Operating
                                              Lease            Leases

2000                                          $22,976          $29,960
2001                                           22,976           29,632
2002                                           22,976           11,504
2003                                            7,659             -

Total minimum lease payments                   76,587           71,096
Amount representing interest                   10.679

Present value of net minimurn lease payments   65,908
Less. current maturities                       17,730

Long-term obligation under capital lease

Note 8 - Related Party Transactions            48,178

The Company provided loans to an officer/stockholder totaling $136,432 and $98,000 as of December 31, 1999 and 1998. The loans bear interest at 6% and are payable on demand The loans were not classified as a current asset on the balance since the Company does not expect to receive the balance from the officer/stockholder in the next year.

The Company has received the following loans from family members of David Espeseth, the President of the Company:

                                                1999        1998

10% note payable to Brian Espeseth
(David's brother),
unsecured, payable on demand                 $ 30,000     $ 55,000

10% note payable to Libby Espeseth
(David's sister),
unsecured, payable on demand                   64,400       43,400

10% note payable to Arnold Espeseth
(David's father),
unsecured, payable on demand
                                               55,500     55,500
                                             $149,900   $153,900

The Company received loans from Goombata Company, an unrelated entity, totaling $235,000 as of December 31, 1999 that are also included in other short-term notes payable. These loans are



                  PICCARD MEDICAL CORPORATION
                 Notes to Financial Statcmcnts


unsecured, nonEinterest bearing and payable on demand. The Company expects to conveit these loans to equity in 2000 through the issuance of common stock. To date, no stock subscription agreement has been entered into with Goombata Company.



Item 2.  Changes In and Disagreements With Accountants on Accounting and
             Financial Disclosure
None-Not Applicable.


Part III
Item 1.  Index to Exhibits (Pursuant to Item 601 of Regulation SB)
Exhibit
Number   Name and/or Identification of Exhibit
- ------   -------------------------------------

1.	Underwriting Agreement

             Not applicable
2.	Plan of Acquisition, Reorganization, Arrangement, Liquidation, or
      Succession
             None - Not applicable
3.	Articles of Incorporation & By-Laws

(a)		Articles of Incorporation of the Company filed November 20, 1998
(b)	        By-Laws of the Company adopted November 20, 1998


                      CERTIFICATE OF INCORPORATION
                                   OF
                           SPINA COMPANY INC.

FIRST: The name of the corporation is SPINA COMPANY INC.

SECOND: The address of its registered office in the State of Delaware is Three Mill Road, Suite 104, City of Wilmington, County of New
Castle, 19806-2146. Its registered agent at such address is The
Incorporators Ltd.
THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH: The corporation shall have the authority to issue one thousand shares of common stock without par value
FIFTH: The Board of Directors is expressly authorized to adopt, amend, or repeal the By-Laws of the corporation.
SIXTH: The stockholders and directors may hold their meetings and keep the books and documents of the corporation outside the State of Delaware, at such places from time to time designated by the By-Laws, except as otherwise required by the Laws of Delaware.
SEVENTH: The corporation is to have perpetual existence.
EIGHTH: The name and mailing address of the incorporator is Matthew D. Esteves, Three Mill Road , Suite 104, Wilmington, DE 19806-2146
NINTH: The number of directors of the corporation shall be fixed from time to time by its By-Laws and may be increased or decreased.
TENTH: The Board of Directors is expressly authorized and shall have such Authority as set forth in the By-Laws to the extent such authority would be valid under Delaware Law.
ELEVENTH: No director of the corporation shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b)
for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit.
THE UNDERSIGNED Incorporator for the purpose of forming a corporation pursuant to the laws of the State of Delaware, does make this Certificate, hereby declaring and certifying that the facts herein stated are true. August 12, 1998 By: ? Signature
Matthew D. Esteves - Incorporator

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/12/1998
981315018 - 2932128


                     CERTIFICATE OF AMENDMENT OF
                     CERTIFICATE OF INCORPORATION

SPINA COMPANY INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
DOES HEREBY CERTIFY
FIRST: That at a meeting of the Board of Directors of SPINA COMPANY
INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:
The corporation shall have the authority to issue fifty (50) million shares of common stock at par value of $0.0000001
SECOND That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.
IN WITNESS WHEREOF, SPINA COMPANY INC. has caused this certificate to be signed by
-------------Phil Weiler------------------------------its President, and

-------------Phil Weiler------------------------------its Secretary,



this 23rd day of October , 1998
By: : Phil Weiler Signature

President
Attest : Phil Weiler Signature

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 08/12/1998
981315018 - 2932128

                             CORPORATE BY-LAWS
                                     OF
                             SPINA COMPANY INC.

OFFICES

	1. The registered office of the corporation shall be in the city of Wilmington,Delaware and the resident agent in charge thereof shall be The Incorporators Ltd. The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

CORPORATE SEAL

	2. The corporation may transact any and all business without the need for a corporate seal. If a seal is required by law, the corporation may use a facsimile where inscribed therein is the name of the corporation, the year of its incorporation, and the words "Corporate Seal, Delaware". In its discretion, the Board is permitted to acquire and use a true seal setting forth the information noted above.

MEETING OF STOCKHOLDERS

	3. The annual meeting of stockholders for the election of directors shall be held on the day of in each year, or if that day be a legal holiday, on the next succeeding day not a legal holiday, at 0'clock .M., at which meeting the stockholders shall elect by plurality vote, a Board of Directors, and may transact such other business as may come before the meeting.
	4. Special meetings of the stockholders may be called at any time by the President and shall be called by the President or Secretary on the request in writing of a majority of the directors or at the request in writing of a majority of stockholders entitled to vote.
	5. All meetings of the stockholders for the elections of direcors shall be held at the office of the corporation in the City of Wilmington, State of Delaware, or at such other place as may be fixed by the Board of Directors, provided that at least ten days' notice be given to the stockholders of the place so fixed. All other meetings of the stockholders shall be held at such place or places, within or without the State of Delaware, as may from time to time be fixed in the notices or waivers of notices thereof
	6. Stockholders of the corporation entitled to vote shall be such persons as are registered on the stock transfer books of the corporation as owners of stock. The Board of Directors may set a record date for annual meetings, but such record date may not be more than 45 days prior to the annual meeting.
 	7. A complete list of stockholder entitled to vote, arranged in alphabetical order, and showing the address of each stockholder shall be prepared by the Secretary and shall be open to the examination of any stockholder at the place of election.
	8. Each stockholder entitled to one vote shall, at every meeting of the stockholders, be entitled to one vote for each share held in person or by proxy signed by the stockholder, but no proxy shall be voted on or after three years from its date, unless it provides for a longer period. Such right to vote shall be subject to the right of the Board of Directors to fix a record date for stockholders as provided by these By-Laws.
	9. The holders of a majority to the stock issued and outstanding and entitled to vote at a meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
	10. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question properly brought before such meeting, unless the question is one which by express provision of the statutes of the State of Delaware or of the Certificate of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.
	11. Notice of all meetings shall be mailed by the Secretary to each stockholder of record entitled to vote at his last known post office address, for annual meetings fifteen days and for special meetings ten days prior thereto.
	12. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
 	13. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of voters that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon where present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent, shall be given to those stockholders who have not consented in writing.

DIRECTORS

	14. The property and business of the corporation shall be managed and controlled by the Board of Directors.
	15. The directors shall hold office until the next annual election and until their successors are elected and qualified. Directors shall be elected by the stockholders, except that if there by any vacancies on the Board of Directors by reason of death, resignation, or otherwise, or if there be any newly created directorships may be filled for the unexpired term by a majority of the directors then in office, though less than a quorum.

POWERS OF DIRECTORS

	16. The Board of Directors shall have all such powers as may be exercised by directors of a Delaware corporation, subject to the provisions of the statutes of Delaware, the Certificate of Incorporation, and the By-Laws.

MEETINGS OF DIRECTORS

	17. After each annual election of directors, the newly elected directors may meet for the purpose of organization,, the election of officers, and the transaction of other business, at such time and place as shall be fixed by the stockholders at the annual meeting, and, if a majority of the directors be present at such place and time, no prior notice of such meeting will be required to be given to the directors. The place and time of such meeting may also be fixed by written consent of the directors.
	18. Regular meeting of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board.
	19. Special meeting of the directors may be called by the president on two days' notice by telegram to each director and shall be called by the president in like manner on the written request of two directors.
 	20. Special meetings of the directors may be held within or without the State of Delaware at such place as is indicated in the notice or waiver of notice thereof
	21. A majority of the directors in office at the time of any regular or special meeting shall constitute a quorum unless the By-Laws specify a single director in which case a single director shall constitute a quorum.
	22. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if all members of the Board consent thereto in writing, and the writings are filed with the minutes of proceedings of the Board.
	23. Members of the Board of Directors may participate in a meeting ofd the Board of Directors by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting may hear one another, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES

	24. The Board of Directors may, by resolution, create committees from time to time, which committees shall have and may exercise all the powers and authority of the Board of Directors to manage the business and affairs of the corporation. However, the committees shall not have the power to amend the Certificate of Incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommend to the stockholders a dissolution of the corporation or a revocation of a dissolution, amend the By-Laws of the corporation; and unless a resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power to declare a dividend or authorize the issuance of stock.

OFFICERS OF THE CORPORATION

	25. The officers of the corporation shall be a president, a secretary, a treasurer, and such other officers as may from time to time be chosen by the Board of Directors. All offices may be held by the same person.
	26. The officers of the corporation shall hold office until their successors are chosen and qualify in their stead. Any officer chosen or appointed by the Board of Directors may be removed either with or without cause at any time by the affirmative vote of a majority of the whole Board of Directors. If the office of any officer or officers becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the whole Board of Directors.
	27. In case of the absence or disability of any officer of the corporation, or for any other reason deemed sufficient by a majority of duties to any other officer or to any director.

SECRETARY

	28. The secretary shall attend all meetings of the corporation, the Board of Directors, and committees. He shall act as clerk thereof and shall record all of the proceedings of such meetings in a book kept for that purpose. He shall have custody of the corporate seal of the corporation and shall have authority to affix the seal to any instrument requiring it and when so affixed, it may be attested by his signature. He shall give proper notice of meetings of stockholders and directors and shall perform other such duties as shall be assigned to him by the president or the Board of Directors.

TREASURER

	29. The treasurer shall have custody of the funds and securities of the corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.
	30. The treasurer shall disburse the funds of the corporation as may be ordered by the Board or the president, taking proper vouchers for such disbursements and shall render to the president and directors, whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the corporation, and at the regular meeting of the Board next preceding the annual members meeting, a like report for the preceding year.
	31. The treasurer shall keep and account of stock registered and transferred in such manner subject to such regulations as the Board of Directors may prescribe.
	32. The treasurer shall give the corporation a bond if required by the Board of Directors in such sum and with security satisfactory to the Board of Directors for the faithful performance of the duties of his office and the restoration to the corporation, in the case of his death, resignation, or removal from office, of all books, paper, vouchers, money and other property of whatever kind in his possession, belonging to the corporation. He shall perform such other duties as the Board of Directors or executive committee may from time to time prescribe or require.

PRESIDENT

	33. The president shall be the chief executive officer of the corporation. He shall preside at all meetings of the stockholders and the Board of Directors, and shall have general and active management of the business of the corporation, and shall see that all orders and resolutions of the Board of Directors are carried into effect.
	34. The president shall execute bonds, mortgages, and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other office or agent of the corporation.

STOCKS

	35. Every holder of stock in the corporation shall be entitled to have a certificate, signed by, or in the name of the corporation by, the president or secretary of the corporation, certifying the number of shares owned by him in the corporation. Certificates may be issued for partly paid shares, and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefore, and the amount paid thereon, shall be specified.
	36. Any or all of the signatures on the certificates may be facsimile.
	37. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of the fact by the person claiming their certificate of stock to be lost, stolen or destroyed. The Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

CHECKS

	38. All checks, drafts, or orders for the payment of money shall be signed by the treasurer or by such other officer or officers as the Board of Directors may from time to time designate. No check shall be signed in blank.

BOOKS AND RECORDS

	39. The Books, accounts, and records of the corporation, except as otherwise required by the laws of the State of Delaware, may be kept within or without the State of Delaware, at such place or places as may from time to time be designated by the By-Laws or by the resolutions of the directors.

NOTICES

	40. Notice required to be given under the provisions of these By-Laws to any director, officer or stockholder, shall not be construed to mean personal notice, but may be given in writing by depositing the same in a post office or letter box, in a post-paid sealed wrapper, addressed to such stockholder, officer, or director at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall thus be mailed. Any stockholder, officer, or director, may waive, in writing, any notice required to be given under these By-Laws, whether before or after the time stated therein.
DIVDENDS
	41. Dividends upon the capital stock of the corporation, subject to the Certificate of Incorporation, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation.
	42. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the best interest of the corporation. The directors may modify or abolish any such reserve in the manner by which it was created.

FISCAL YEAR

	43. The fiscal year of the corporation shall be determined by the Board of Directors.

AMENDMENT OF BY-LAWS

	44. These By-Laws may be amended, altered, repealed, or added to at any regular meeting of the stockholders or of the Board of Directors, or at any special meeting called for that purpose, by affirmative vote of a majority of the stockholders entitled to vote, or by affirmative vote of a majority of the whole board, as the case may be.
	45. Any and all disputes and controversies by and between the shareholders or the directors arising out of or with respect to the business of or affecting the affairs of the corporation, witch disputes and controversies cannot be resolved under the terms of the corporate By-Laws or Certificate of incorporation, because of a tie vote or deadlock between the directors and shareholders shall be settled by arbitration in the following manner. Each side of the dispute shall be entitled to name one arbitrator and both arbitrators so named shall together agree upon a third arbitrator, with the findings of the arbitration panel to be binding upon all parties of the dispute. Unless otherwise mutually agreed by the parties the arbitration shall take place in accordance with and subject to the provisions of the Delaware Uniform Arbitration Act, 10Del. C. "5701 et.seq.


4.	Instruments Defining the Rights of Security Holders

            No instruments other than those included in Exhibit 3
5.	Opinion on Legality

            Not applicable
6.	No Exhibit Required

              Not applicable
7.	Opinion on Liquidation Preference

             Not applicable
8.	Opinion on Tax Matters

              Not applicable
9.	Voting Trust Agreement and Amendments

               Not applicable
10.	Material Contracts

               None - Not applicable

11.	Statement Re Computation of Per Share Earnings

Not applicable - Computation of per share earnings can be clearly determined from the statement of Operations in the  Company's financial statements
12.	No Exhibit Required

                 Not applicable
13.	Annual or Quarterly Reports - Form 10-Q

               Not applicable
14.	Material Foreign Patents

              Not applicable
15.	Letter on Unaudited Interim Financial Information

               Not applicable
16.	Letter on Change in Certifying Accountant

                Not applicable
17.	Letter on Director Resignation

               Resignation of Bill White
               Resignation of Phil Weiler
Bill White
Woodstock, On. Canada

July 20, 1998

To: Spina Company Board of directors.

Due to personal and health reasons, please accept my resignations from both, Secretary and as a Sirector of the Spina Company, effective today, July 20, 1998.

Thank you for your time and consideration.

Bill White

Phill Weiler

Woodstock, On. Canada

July 20, 1998

To: Spina Company Board of directors.

Due to personal reasons, please accept my resignation President of the Spina Company, effective today, July 20, 1998. I will remain as a Director of this Company.

Thank you for your time and consideration.

Phill Weiler

18.	Letter on Change in Accounting Principles

               Not applicable
19.	Reports Furnished to Security Holders

               Not applicable
20.	Other Documents or Statements to Security Holders

               None - Not applicable
21.	Subsidiaries of Small Business Issuer

               None - Not applicable

22.	Published Report Regarding Matters Submitted to Vote of Security
       Holders
               Not applicable
23.	Consent of Experts and Counsel

         NONE
24.	Power of Attorney

               Not applicable
25.	Statement of Eligibility of Trustee

                Not applicable
26.	Invitations for Competitive Bids

                Not applicable
27.	Financial Data Schedule

          Financial Data Schedule of Piccard Medical Corporation ending Dec. 31, 1999





28.	Information from Reports Furnished to State Insurance Regulatory
       Authorities
             Not applicable
29.	Additional Exhibits

             Not applicable




Item 2.  Description of Exhibits
Exhibit
Number   Name and/or Identification of Exhibit
- ------   -------------------------------------

1.	Underwriting Agreement

              Not applicable
2.	Plan of Acquisition, Reorganization, Arrangement, Liquidation, or
       Succession
                  None - Not applicable
3.	Articles of Incorporation & By-Laws

       (c)	Articles of Incorporation of the Company filed August 12, 1998
      (d)	By-Laws of the Company adopted August 12, 1998

4.	Instruments Defining the Rights of Security Holders

                No instruments other than those included in Exhibit 3
5.	Opinion on Legality

               Not applicable
6.	No Exhibit Required

               Not applicable
7.	Opinion on Liquidation Preference

                Not applicable
8.	Opinion on Tax Matters

                Not applicable
9.	Voting Trust Agreement and Amendments

               Not applicable
10.	Material Contracts

                None - Not applicable

11.	Statement Re Computation of Per Share Earnings

Not applicable - Computation of per share earnings can be clearly determined from the  Statement of  Operations  in the  Company's financial statements
12.	No Exhibit Required

              Not applicable
13.	Annual or Quarterly Reports - Form 10-Q

              Not applicable
14.	Material Foreign Patents

               Not applicable
15.	Letter on Unaudited Interim Financial Information

               Not applicable
16.	Letter on Change in Certifying Accountant

                Not applicable
17.	Letter on Director Resignation

                Resignation of Bill White
                Resignation of Phil Weiler
18.	Letter on Change in Accounting Principles

                Not applicable
20.	Reports Furnished to Security Holders

               Not applicable
20.	Other Documents or Statements to Security Holders

                None - Not applicable
21.	Subsidiaries of Small Business Issuer

              None - Not applicable

22.	Published Report Regarding Matters Submitted to Vote of Security
        Holders
                Not applicable
23.	Consent of Experts and Counsel

            NONE
24.	Power of Attorney

               Not applicable
25.	Statement of Eligibility of Trustee

                Not applicable
26.	Invitations for Competitive Bids

                Not applicable
27.	Financial Data Schedule

               Financial Data Schedule of Piccard Medical Corporation ending
                Dec. 31, 1999

28.	Information from Reports Furnished to State Insurance Regulatory
        Authorities
               Not applicable
29.	Additional Exhibits

               Not applicable


Piccard 10sb-12g




SIGNATURES
In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Piccard Medical Corporation



Date: December 31, 1999
By: /s/ David Espesetyh Signature
David Espeseth, President and Chief Executive Officer, Director

By: /s/ Larry James Signature
Larry James, Director, Secretary, Treasurer

By: /s/ Mike McKeever Signature
Mike McKeever, Director

By: /s/ Phil Weiler Signature
Phil Weiler, Director